UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549


                             FORM 12b-25

                     NOTIFICATION OF LATE FILING
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(Check one):  [ X  ] Form 10-K   [   ] Form 20-F   [   ] Form
11-K   [   ] Form 10-Q   [   ] Form N-SAR

For Period Ended: June 30, 2003
[   ] Transition Report on Form 10-K
[   ] Transition Report on Form 20-F
[   ] Transition Report on Form 11-K
[   ] Transition Report on Form 10-Q
[   ] Transition Report on Form N-SAR
For Period Ended:

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  Read Attached Instruction (on back page) Before Preparing Form.
                       Please Print or Type.
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     Nothing in this form shall be construed to imply that the
                    Commission has verified any
                   information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I REGISTRANT INFORMATION

Corgenix Medical Corporation
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Full Name of Registrant

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Former Name if Applicable

12061 Tejon Street
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Address of Principal Executive Office  (Street and Number)

Westminster, CO 80234
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City, State and Zip Code

PART II RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ X ]  (a)    The reasons described in reasonable detail in
       Part III of this form could not be eliminated without unreasonable effort or expense;


          Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

       report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth;
[   ]  (c)    The accountant's statement or other exhibit required
         by Rule 12b-25(c) has been attached if applicable.

PART III NARRATIVE

State in reasonable detail the reasons why the Forms 10-K, 20-F, 11-K, 10-Q or N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The Registrant's Form 10-KSB for the fiscal year ended June 30, 2004 could not be filed within the prescribed time period because certain information and data relating to and necessary for the completion of the Registrant's financial statements could not be obtained by the Registrant within such time period without unreasonable effort or expense. In particular, there was an unexpected delay in obtaining all of the information to consolidate and make required disclosures for the Registrant's foreign subsidiary, Corgenix UK, Limited. The Company expects to file the report no later than October 13, 2004.

                  (Attach Extra Sheets if Needed)


PART IV OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

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   William H. Critchfield        (303)        453-8903
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           (Name)              (Area         (Telephone
                                 Code)         Number)
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(2)  Have all other periodic reports required under Section 13 or
15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
[ X ]  Yes     [   ]  No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[   ]  Yes    [ X ]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                 Corgenix Medical Corporation
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         (Name of Registrant as Specified in Charter)
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has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 24, 2004            By:  /s/ William H. Critchfield

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                                        Chief Financial Officer